Exhibit 23.2
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 (Post-Effective Amendment No. 1 to Form S-4) No. 333-198695) of Zillow Group, Inc. and in the related Prospectus,

(2)
Registration Statement (Form S-8 No. 333-202132) of Zillow Group, Inc. pertaining to the Zillow, Inc. Amended and Restated 2011 Incentive Plan, as amended, the Zillow, Inc. Amended and Restated 2005 Equity Incentive Plan, the Trulia, Inc. 2012 Equity Incentive Plan, as amended and restated, the Trulia, Inc. 2005 Stock Incentive Plan, as amended, and the Market Leader, Inc. Amended and Restated 2004 Equity Incentive Plan,

(3)
Registration Statement (Form S-8 No. 333-206434) of Zillow Group, Inc. pertaining to the Zillow Group, Inc. Amended and Restated 2011 Incentive Plan, the Zillow, Inc. Amended and Restated 2005 Equity Incentive Plan, the Trulia, Inc. 2012 Equity Incentive Plan, as amended and restated, the Trulia, Inc. 2005 Stock Incentive Plan, as amended, and the Market Leader, Inc. Amended and Restated 2004 Equity Incentive Plan, and

(4)
Registration Statements (Form S-8 Nos. 333-216002, 333-206512, 333-209951, 333-212933 and 333-223045) of Zillow Group, Inc. pertaining to the Zillow Group, Inc. Amended and Restated 2011 Incentive Plan,

(5)	Registration Statement (Form S-3 No. 333-225918) of Zillow Group, Inc. and in the related Prospectus, of our report dated February 7, 2017, with respect to the consolidated financial statements of Zillow Group, Inc. included in this Annual Report (Form 10-K) of Zillow Group, Inc. for the year ended December 31, 2018.

/s/ ERNST & YOUNG LLP
Seattle, Washington
February 21, 2019